Exhibit 3.1(c)

ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
RYDER SYSTEM, INC.
Pursuant to the provisions of Sections 607.1001 and 607.1006 of the Florida Business Corporation Act, Ryder System, Inc., a Florida corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation, as amended (the “Restated Articles of Incorporation”):

FIRST:	The name of the corporation is RYDER SYSTEM, INC.

SECOND:	The text of Article IV of the Restated Articles of Incorporation shall be amended to provide, in its entirety, as follows:
“ARTICLE IV
Board of Directors

(a)    Number, election and terms. Except as otherwise fixed by or pursuant to the provisions of Article III hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional ~~directors~~Directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws of the Corporation. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1985, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1986, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1987, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Commencing in 2016, Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election. Accordingly, at the 2016 annual meeting of stockholders, Directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2017 annual meeting of stockholders; at the 2017 annual meeting of stockholders, Directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2018 annual meeting of stockholders; and at the 2018 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all Directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election. All Directors, subject to such Director’s earlier death, resignation, retirement, disqualification or removal from office, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is duly elected and qualified.

(b)    Stockholder nomination of director candidates. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the By-Laws of the Corporation.

(c)    Newly created directorships and vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article III hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect ~~directors~~Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office until the next election of directors by the stockholders and until such Director’s successor shall have been duly elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d)    Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause, only by the affirmative vote of the holders of 75% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

(e)    Amendment, repeal, etc. Notwithstanding anything contained in these Restated Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article IV.”

THIRD:
The foregoing amendment was adopted and approved by the shareholders of the Corporation at the Corporation’s annual meeting of shareholders held on May 3, 2013. The number of votes cast for the foregoing amendment by the shareholders was sufficient for approval.

FOURTH:
In accordance with Section 607.0123 of the Florida Business Corporation Act, the foregoing amendment to the Restated Articles of Incorporation shall become effective immediately upon filing with the Florida Department of State.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on behalf of the Corporation on this 6th day of May, 2013.

RYDER SYSTEM, INC.
By: /s/ Robert D. Fatovic
Name: Robert D. Fatovic
Title: Corporate Secretary